Exhibit (g)(2)

COLI YRT REINSURANCE AGREEMENT

by and between

SOMERSET REINSURANCE LTD.

and

DELAWARE LIFE INSURANCE COMPANY

Dated as of [●] [●], 2024

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

Section 1.1	Definitions	1
Section 1.2	Interpretation	6

ARTICLE II

REINSURANCE COVERAGE

Section 2.1	Reinsurance Generally	8
Section 2.2	Scope of Coverage	8
Section 2.3	Discovered Policies	8

ARTICLE III

TERMS OF REINSURANCE

Section 3.1	Yearly Renewable Term Reinsurance	8
Section 3.2	Maintenance of Reinsurance	8
Section 3.3	Reinstatements of Reinsured Policies	8
Section 3.4	Follow the Fortunes	9
Section 3.5	Misstatement of Fact	9
Section 3.6	Changes to Reinsured Policies	9

ARTICLE IV

PAYMENTS BY CEDANT

Section 4.1	Reinsurance Premium Payments	9
Section 4.2	Initial Payment; Monthly Payment	10
Section 4.3	Payments and Remittances; Delayed Payments	10
Section 4.4	Reinsurance Premium Rates	10

ARTICLE V

PAYMENTS BY REINSURER

Section 5.1	Reinsured Net Amount at Risk	11
Section 5.2	No Premium Taxes	11
Section 5.3	Dividend Payments	11
Section 5.4	Policy Loans	11
Section 5.5	Cash Surrender Values	11
Section 5.6	Offset and Recoupment Rights	11
Section 5.7	Setoff Against Other Agreements	11

i

ARTICLE VI

REINSURANCE ADMINISTRATION

Section 6.1	Administration	11
Section 6.2	Monthly Statements	12
Section 6.3	Claims Reporting	12

ARTICLE VII

TAX

Section 7.1	Tax Classification of Reinsurer	12
Section 7.2	Tax Information Reporting and Withholding	12

ARTICLE VIII

ERRORS AND OMISSIONS

Section 8.1	Oversights	13

ARTICLE IX

RETENTION AND RECAPTURE

Section 9.1	Retention	14
Section 9.2	Recapture; Termination	14
Section 9.3	Triggering Event	15
Section 9.4	Effect of Termination and Recapture	15

ARTICLE X

LIABILITY

Section 10.1	Commencement of Liability	15

ARTICLE XI

CLAIMS

Section 11.1	Claims Payment	16
Section 11.2	Expenses Excluded	16

ARTICLE XII

INSOLVENCY

Section 12.1	Insolvency of Cedant	16

Section 12.2	Insolvency of Reinsurer	17

ARTICLE XIII

REINSURANCE CREDIT

Section 13.1	Credit for Reinsurance	17

ARTICLE XIV

ACCESS

Section 14.1	Right of Inspection and Audit	17

ARTICLE XV

DURATION OF AGREEMENT

Section 15.1	Termination	18
Section 15.2	Effect of Termination	19

ARTICLE XVI

INDEMNIFICATION

Section 16.1	Reinsurer’s Obligation to Indemnify	19
Section 16.2	Cedant’s Obligation to Indemnify	19
Section 16.3	Indemnification Procedures	19

ARTICLE XVII

MISCELLANEOUS

Section 17.1	Parties to this Agreement	19
Section 17.2	Entire Agreement	19
Section 17.3	Notices	20
Section 17.4	Waivers and Amendment	21
Section 17.5	Successors and Assigns	21
Section 17.6	No Third-Party Beneficiaries	21
Section 17.7	Governing Law	21
Section 17.8	Arbitration	22
Section 17.9	WAIVER OF JURY TRIAL	23
Section 17.10	Specific Performance	24
Section 17.11	Counterparts	24
Section 17.12	Severability	24
Section 17.13	Incontestability	24
Section 17.14	Expenses	25
Section 17.15	Waiver of Duty of Utmost Good Faith	25

Section 17.16	Treatment of Confidential Information	25
Section 17.17	Sanctions	26

List of Exhibits

Exhibit A	Policies
Exhibit B	Monthly Reinsurance Premiums
Exhibit C	Form of Monthly Statement

COLI YRT REINSURANCE AGREEMENT

This COLI YRT REINSURANCE AGREEMENT (this “Agreement”), is made and entered into as of [●] [●], 2024, by and between Somerset Reinsurance Ltd., an exempted company limited by shares registered as a Long Term Class E insurer under the Insurance Act 1978 of Bermuda and authorized as a reciprocal jurisdiction reinsurer in the State of Delaware (the “Somerset” or “Cedant”), and Delaware Life Insurance Company, a Delaware domiciled stock life insurance company (“DLIC” or “Reinsurer”).

W I T N E S S E T H

WHEREAS, Somerset and DLIC are parties to that certain Amended and Restated Coinsurance Agreement (COLI and Remainder BOLI), dated as of the date hereof, pursuant to which, among other things, Somerset reinsures certain corporate owned life insurance policies of DLIC (the “Coinsurance Agreement (COLI and Remainder BOLI)”);

WHEREAS, as a separate and distinct transaction, Cedant desires to retrocede to Reinsurer, and Reinsurer desires to accept and reinsure,     percent (   %) of the corporate owned life insurance residual mortality risk ceded by DLIC to Somerset pursuant to the Coinsurance Agreement (COLI and Remainder BOLI);

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:

“Administrative Services Agreement” means the Administrative Services Agreement, dated as of the date hereof, between Somerset, as administrator, and DLIC, as service recipient.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided that Persons that control or are under common control with Group 1001 Insurance Holdings, LLC that are not subsidiaries of Group 1001 Insurance Holdings, LLC shall not constitute “Affiliates” of Cedant. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) with respect to the relationship between or among two (2) or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise. The term “Affiliated” shall have a correlative meaning.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” has the meaning set forth in the Master Transaction Agreement.

“Applicable Books and Records” means the books and records created in connection with or otherwise with respect to this Agreement.

“ARIAS●U.S.” has the meaning set forth in Section 17.8(b).

“Business Day” means any day other than a Saturday, a Sunday or any day on which banks in Hamilton, Bermuda or Wilmington, Delaware are authorized or required by applicable Law to be closed for business.

“Cedant” has the meaning set forth in the Preamble.

“Cedant Indemnified Parties” has the meaning set forth in Section 17.1.

“Closing” has the meaning set forth in the Master Transaction Agreement.

“Closing Date” has the meaning set forth in the Master Transaction Agreement.

“Code” means the Internal Revenue Code of 1986.

“Coinsurance Agreement (COLI and Remainder BOLI)” has the meaning set forth in te Recitals.

“Confidential Information” means all information or data of any kind (whether or not specifically labeled or identified as confidential, and whether oral, written or in any electronic medium) concerning the Disclosing Party or any of its Affiliates, employees, policyholders, contractholders, insureds and beneficiaries under the Reinsured Policies, contractual counterparties, including any Personal Information, obtained directly or indirectly from the Disclosing Party or any of its Affiliates or their respective Representatives, whether in oral, visual, written, electronic or other form, that is or was disclosed to or learned by the Receiving Party or its Representatives, before, on or after the date hereof, together with all notes, memoranda, summaries, analyses, compilations, extracts, studies, forecasts, reports and other writings or materials relating thereto that are prepared by or on behalf of the Receiving Party or its Representatives to the extent they use, contain, reflect or derive from or incorporate any such information or data, including, without limitation, all copies, electronic or otherwise, and reproductions thereof, in connection with the transactions contemplated by this Agreement, the Master Transaction Agreement or any other Ancillary Agreements, except (i) information that, when the Disclosing Party discloses it to the Receiving Party is already in the possession of the Receiving Party or any of the Receiving Party’s Representatives as the result of disclosure by a Person not then under an obligation to the Disclosing Party to keep that information confidential, (ii) information that, after the Disclosing Party discloses it to the Receiving Party, is disclosed to the Receiving Party or any of the Receiving Party’s Affiliates or Representatives by a Person not then under an obligation to the Disclosing Party to keep that information confidential, (iii) other than with respect to Personal Information, information that is already lawfully public when the Disclosing Party discloses it to the Receiving Party or lawfully becomes public after the

Disclosing Party discloses it to the Receiving Party and or (iv) information which is independently developed by the Receiving Party or its Affiliates or Representatives without the use or benefit of any information that would otherwise be Confidential Information. For the avoidance of doubt, Confidential Information shall not become public for purposes of this Agreement if it is publicly disclosed as a result of a breach of this Agreement or any other confidentiality or non-disclosure obligation by the Receiving Party.

“Contract” means, with respect to any Person, any written agreement, contract, lease, instrument or other written, legally binding obligation to which such Person is a party or is otherwise subject or bound.

“Disclosing Party” has the meaning set forth in Section 17.16.

“Discovered Policies” has the meaning set forth in the Coinsurance Agreement (COLI and Remainder BOLI).

“Disputes” has the meaning set forth in Section 17.7.

“DLIC” has the meaning set forth in the Preamble.

“Effective Date” means [●] [●], 2024.

“Effective Time” means 12:00:01 a.m. Eastern Time on the Effective Date.

“Governmental Authority” means any government, political subdivision, court, commission, legislative, regulatory, self-regulatory body or administrative agency or other instrumentality thereof, whether federal, state, local or foreign and including any regulatory authority which may be partly or wholly autonomous.

“Inforce Block” shall mean all Reinsured Policies.

“Insolvency Event” means, with respect to any Person, the occurrence of any of the following events, acts, occurrences or conditions, whether such event, act, occurrence or condition is voluntary or involuntary or results from the operation of law or pursuant to or as a result of compliance by any Person with any judgment, decree, order, rule, regulation of any Governmental Authority or otherwise:(a) such Person commences a voluntary case concerning itself under any insolvency Laws, makes a proposal or gives notice of intention to make a proposal or otherwise commences any other proceeding under any bankruptcy, rehabilitation, liquidation, conservation, dissolution, reorganization, arrangement, adjustment of debt, relief of debtors, insolvency, assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership or similar Law of any jurisdiction, whether now or hereafter in effect, relating to such Person (any of the foregoing, an “Insolvency Proceeding”); (b) an involuntary Insolvency Proceeding is commenced against such Person and not dismissed within sixty (60) calendar days; (c) a receiver, trustee, administrator, interim receiver, receiver and manager, conservator, liquidator, assignee, custodian, sequestrator or rehabilitator or other similar official is appointed for, or takes charge of, all or substantially all of the property of such Person, which appointment continues undischarged or unstayed for a period of sixty (60) calendar days; (d) any order for relief or other order approving any such case or proceeding is entered; (e) such Person is adjudicated insolvent or bankrupt; (f) such Person makes a general assignment for the benefit of creditors; (g) such Person fails to pay, or states that it is unable to pay, or is unable to pay, its debts generally as they become due or if information becomes publicly available indicating that unsecured claims against Person are not expected to be paid; (i) such Person fails at any time to maintain at least its legal minimum solvency margin, any other statutory solvency ratios applicable to it under any regulatory regime applicable to such Person or any other solvency margins or ratios that a regulator or other Governmental Authority having jurisdiction over such Person requires such Person to maintain in the ordinary course of such Person’s business; (j) such Person applies for or consents to the appointment of a receiver, rehabilitator, conservator liquidator, or statutory successor; or (k) any corporate action is taken by such Person for the purpose of effecting any of the foregoing items (a) through (j).

“Interest Rate” means (a) the annual yield rate of actively traded U.S. Treasury securities having a remaining duration to maturity of three (3) months, as such rate is published under “Treasury Constant Maturities” in Federal Reserve Statistical Release H.15(519), plus (b) two hundred (200) basis points. With respect to any amount that accrues interest at the Interest Rate, the Interest Rate shall be determined on the Business Day preceding the date on which an amount begins to accrue such interest and shall be reset every three (3) months thereafter.

“Law” means any national, state, regional or local law, statute, ordinance, rule or regulation, judgment, decree, injunction or other legally binding obligation imposed by or on behalf of a Governmental Authority.

“Liability” means, with respect to any Person, any debt, liability, expense, commitment or obligation of such Person of any kind, character or description, whether direct or indirect, fixed or unfixed, matured or unmatured, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP or SAP to be reflected in financial statements or disclosed in the notes thereto.

“Loss” has the meaning set forth in the Master Transaction Agreement.

“Master Transaction Agreement” means that certain Master Transaction Agreement, dated as of [●] [●], 2024, by and between Cedant and Reinsurer.

“New York Courts” has the meaning set forth in Section 17.8(f).

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint venture, a trust or other entity or organization, including a Governmental Authority.

“Personal Information” means information, in any form, about or that identifies a policyholder of a Reinsured Policy that is protected by any applicable Laws relating to privacy, data protection and the collection and use of an individual’s information and user information gathered, accessed, collected or used by Cedant or any of its Affiliates or their respective employees, agents or contractors in the course of the operations of the Reinsured Policies.

“Petitioner” has the meaning set forth in Section 17.8(b).

“Policy” means all policies, contracts, binders, slips or other agreements of insurance or reinsurance.

“Recapture Notice” has the meaning set forth in Section 9.2.

“Receiving Party” has the meaning set forth in Section 17.16.

“Reinsurance Premium” has the meaning set forth in Section 4.1.

“Reinsured Net Amount at Risk” has the meaning set forth in Exhibit B.

“Reinsured Policies” has the meaning set forth in Section 2.2.

“Reinsurer” has the meaning set forth in the Preamble.

“Reinsurer Indemnified Parties” has the meaning set forth in Section 17.2.

“Reinsurer Termination” has the meaning set forth in Section 9.4.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, advisors, consultants, attorneys, accountants and other representatives.

“Respondent” has the meaning set forth in Section 17.8(b).

“SAP” means, as to any Person, the statutory accounting principles and practices prescribed or permitted by the Governmental Authorities responsible for the regulation of insurance companies in the jurisdiction in which such Person is domiciled, but not including any permitted practices requested by such Person and granted by such Governmental Authority and implemented by such Person in respect of the Reinsured Policies without the prior written approval of the other party.

“Separate Account” means any registered and unregistered separate account or sub-account of Cedant applicable to the Reinsured Policies.

“Settlement Date” has the meaning set forth in the Coinsurance Agreement (COLI and Remainder BOLI).

“Tax” means any and all federal, state, foreign or local taxes, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include all income, profits, alternative minimum, estimated, payroll, employee withholding, social security, sales, use, ad valorem, value added, excise, franchise, premium, gross receipts, stamp, transfer, net worth, toll charge and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing, whether or not disputed.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Termination Date” has the meaning set forth in Section 15.1.

“Termination Effective Date” has the meaning set forth in Section 15.1.

“Termination Notice” has the meaning set forth in Section 9.4.

“Triggering Event” has the meaning set forth in Section 9.3.

Section 1.2 Interpretation.

(a) As used in this Agreement, references to the following terms have the meanings indicated:

(i) to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;

(ii) to any Contract (including this Agreement) are to the Contract as amended, modified, supplemented or replaced from time to time;

(iii) to any Law are to such Law as amended, modified, supplemented or replaced from time to time and all rules and regulations promulgated thereunder, and to any section of any Law include any successor to such section;

(iv) to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate;

(v) to any “copy” of any Contract or other document or instrument are to a true, correct and complete copy thereof;

(vi) to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;

(vii) to the “date of this Agreement,” “the date hereof” and words of similar import refer to [●] [●], 2024; and

(viii) to “this Agreement” includes the Exhibits and Schedules.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” need not be disjunctive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c) Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding.”

(d) The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(e) References to a “party” means Cedant or Reinsurer and references to “parties” means Cedant and Reinsurer unless the context otherwise requires.

(f) References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary. Whenever any cash amount is payable hereunder, such amount shall be paid to the Person entitled to receive such payment by wire transfer of immediately available funds to one or more accounts specified in writing by the recipient.

(g) The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(h) No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.

(i) Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

(j) All capitalized terms used without definition in the Exhibits and Schedules to this Agreement shall have the meanings ascribed to such terms in this Agreement.

ARTICLE II

REINSURANCE COVERAGE

Section 2.1 Reinsurance Generally. Upon the terms and subject to the conditions set forth in this Agreement, this Agreement is an indemnity reinsurance agreement on an automatic yearly renewable term basis solely between the Cedant and the Reinsurer.

Section 2.2 Scope of Coverage. This Agreement applies to the policies set forth on the in force seriatim file attached as Exhibit A to this Agreement (including all certificates, supplements, endorsements, riders and ancillary Contracts issued or entered into in connection therewith) and any Discovered Policies, but only to the extent they are corporate owned life insurance policies (collectively, the “Reinsured Policies”).

Section 2.3 Discovered Policies. Upon becoming aware of any Discovered Policies that are corporate owned life insurance policies, such Discovered Policy shall be included as a Reinsured Policy as though it had originally been included as such as of the Effective Time; provided that Cedant shall reasonably compensate the Reinsurer for assuming such Discovered Policy, including (without duplication) transferring to the Reinsurer an amount equal to (a) the aggregate Reinsurance Premiums that would have been payable to the Reinsurer under this Agreement from and after the Effective Time minus (b) the Reinsurer’s quota share of     percent (   %) of the death benefits under the Reinsured Policies paid by the Cedant (calculated in accordance with the Reinsured Net Amount at Risk set forth on Exhibit B) at or after the Effective Time to the date of such payment.

ARTICLE III

TERMS OF REINSURANCE

Section 3.1 Yearly Renewable Term Reinsurance. On and after the Effective Date, the Cedant will cede and the Reinsurer will accept, on a yearly renewable term basis, its share of risks on the policies in accordance with the terms of this Agreement. The Reinsurer’s share of the risks shall be a    percent (   %) quota share of (a) the Reinsured Net Amount at Risk and (b) any interest paid by the Cedant in respect of such death benefits.

Section 3.2 Maintenance of Reinsurance. Subject to Article IX (Retention and Recapture), Reinsurer agrees to maintain reinsurance of each Reinsured Policy in force in accordance with the terms of this Agreement for as long as such Reinsured Policy remains in force.

Section 3.3 Reinstatements of Reinsured Policies. Reinsured Policies ceded under this Agreement shall include any Reinsured Policy that is terminated, lapsed or surrendered and later reinstated and reinsured by the Cedant pursuant to the terms of the Coinsurance Agreement (COLI and Remainder BOLI). Upon the reinstatement of any Reinsured Policy, as applicable, Reinsurer shall reinsure such Reinsured Policy on the reinsurance basis as set forth herein; provided that Cedant shall (without duplication) transfer to the Reinsurer an amount equal to the aggregate Reinsurance Premiums that would have been payable to the Reinsurer from and after the termination, lapse or surrender date of such Reinsured Policy to the date of such payment.

Section 3.4 Follow the Fortunes. Reinsurer’s liability under this Agreement shall attach simultaneously with that of Cedant under the Reinsured Policies and the Reinsured Net Amount at Risk, and Reinsurer’s liability under this Agreement shall, subject to the terms, conditions and limits of this Agreement, be subject in all respects to the same risks, terms, rates, conditions, interpretations, assessments, waivers, proportion of premiums paid to Cedant without any deductions for brokerage, and to the same modifications, alterations and cancellations, as the respective Reinsured Policies and the Reinsured Net Amount at Risk to which liability under this Agreement attaches, the true intent of this Agreement being that Reinsurer shall, subject to the terms, conditions and limits of this Agreement, follow the fortunes of Cedant in respect of the Reinsured Policies and the Reinsured Net Amount at Risk, and Reinsurer shall, subject to the terms, conditions and limits of this Agreement, be bound, without limitation, by all payments and settlements with respect to the Reinsured Policies and the Reinsured Net Amount at Risk entered into by or on behalf of Cedant.

Section 3.5 Misstatement of Fact. If Cedant’s liability under any of the Reinsured Policies is changed because of a misstatement of age, sex or any other material fact, the Reinsurer’s liability hereunder will change proportionately.

Section 3.6 Changes to Reinsured Policies.

(a) To the extent that, after the Effective Time, Cedant becomes liable for any changes, amendments, modifications or waivers with respect to the terms and conditions of any of the Reinsured Policies under the Coinsurance Agreement (COLI and Remainder BOLI), Reinsurer will reinsure any Reinsured Net Amount at Risk associated with such Liability on the reinsurance basis set forth herein and Cedant and Reinsurer will make in good faith all appropriate adjustments to amounts due to each other under this Agreement, including that Reinsurer shall refund all unearned premiums (net of any allowances and policy fees, if applicable) arising from reductions, changes and terminations (including, for the avoidance of doubt, death claims).

(b) For the avoidance of doubt, neither the actions contemplated in Section 3.3 nor Section 3.5 shall constitute changes, amendments or modifications in, or waivers with respect to, the terms and conditions of any Reinsured Policies for purposes of this Section 3.6.

ARTICLE IV

PAYMENTS BY CEDANT

Section 4.1 Reinsurance Premium Payments. Cedant agrees to pay Reinsurer reinsurance premiums for the reinsurance coverage hereunder using the factors attached hereto as Exhibit B based on reporting delivered in accordance with Article VI (the “Reinsurance Premium”). Reinsurance premium calculations shall follow the terms and conditions of the Reinsured Policies. As set forth in Section 3.6(a), Reinsurer shall refund all unearned premiums

(net of any allowances and policy fees, if applicable) arising from reductions, changes and terminations (including, for the avoidance of doubt, death claims).

Section 4.2 Initial Payment; Monthly Payment.

(a) On the date of this Agreement, Cedant shall pay Reinsurer an initial Reinsurance Premium of $   , which shall be subject to adjustment as set forth in section 2.05 of the Master Transaction Agreement. Any adjustments made necessary by the final determination of the Final Statement (as defined under the Master Transaction Agreement) in accordance with Section 2.05 of the Master Transaction Agreement shall be reported and reflected in the monthly statements delivered in accordance with Section 6.2 and net settled with payments due by Reinsurer pursuant to Section 5.1.

(b)  Reinsurance Premiums in respect of Reinsured Policies with a policy renewal date within any monthly accounting period shall be due and payable annually in advance, which shall be paid within sixty (60) days after the end of the applicable monthly accounting period concurrently with the corresponding monthly statement submitted pursuant to Article VI (Reinsurance Administration), unless otherwise agreed upon, and subject to a reinsurance premium adjustment due within ninety (90) days after the end of such applicable monthly accounting period to address any changes to the Reinsured Policies. Reinsurance Premiums for new cessions shall be paid within one hundred eighty (180) days of the date the Reinsured Policy is issued. Such payments shall be subject to the setoff provisions of Section 5.7.

Section 4.3 Payments and Remittances; Delayed Payments. Unless otherwise specified in this Agreement, all amounts due from one party to the other party pursuant to Section 4.2(b) shall be paid in cash by wire transfer of immediately available funds to the account or accounts specified in writing by the party to which such payment is owed. Unless otherwise specified in this Agreement, in the event that all or any portion of any payment due either party pursuant to this Agreement becomes overdue, the portion of the amount overdue shall bear interest at an annual rate equal to the Interest Rate determined on the date that the payment becomes overdue for the time that the amount is overdue (but not including the date such overdue amount is paid).

Section 4.4 Reinsurance Premium Rates. The reinsurance premium rates contained in Exhibit B are guaranteed until     , and thereafter for periods of one year. From and after     , if Reinsurer deems it necessary to increase rates, such increased rates cannot be higher than the valuation net premium for yearly renewable term insurance calculated using the minimum statutory mortality rates and maximum statutory interest rate for each year of issue. The new reinsurance rates will be effective no earlier than forty-five (45) days after the date the Reinsurer provides written notice of the change to the Cedant and will be applied for each Reinsured Policy starting on its next policy anniversary.

ARTICLE V

PAYMENTS BY REINSURER

Section 5.1 Reinsured Net Amount at Risk. In connection with any deaths, Reinsurer agrees to pay Cedant an amount equal to the Reinsurer’s quota share of    percent (   %) of the death benefits under the Reinsured Policies paid by the Cedant (calculated in accordance with the Reinsured Net Amount at Risk set forth on Exhibit B) plus the Reinsurer’s quota share of    percent (   %) of any interest paid by the Cedant in respect of such death benefits. Such payments shall be made by Reinsurer on a monthly basis as contemplated by Section 5.7 and shall be subject to the setoff provisions of Section 5.7..

Section 5.2 No Premium Taxes. Reinsurer shall not reimburse Cedant for any state premium taxes.

Section 5.3 Dividend Payments. The Reinsurer will not reimburse the Cedant for dividends paid to policyholders under the Reinsured Policies.

Section 5.4 Policy Loans. The Reinsurer will not participate in policy loans or other forms of indebtedness in respect of the Reinsured Policies.

Section 5.5 Cash Surrender Values. The Reinsurer will not reimburse the Cedant for cash surrender values paid to a policyholder under any Reinsured Policy.

Section 5.6 Offset and Recoupment Rights. Any undisputed debits or credits incurred on and after the Effective Time in favor of or against either Cedant or Reinsurer with respect to this Agreement are deemed mutual debits or credits, as the case may be, and, to the extent permitted under applicable Law, shall be set off and recouped, and only the net balance shall be allowed or paid. This Section 5.6 shall apply, to the fullest extent permitted by applicable Law, notwithstanding the initiation or commencement of a liquidation, insolvency, rehabilitation, conservation, supervision or similar proceeding by or against Cedant or Reinsurer.

Section 5.7 Setoff. For any monthly accounting period, (a) Reinsurance Premiums due by the Cedant due pursuant to Section 4.2(b) shall be net settled with payments due by Reinsurer pursuant to Section 5.1 for such monthly accounting period on the same date as the net settlement under the Coinsurance Agreement (COLI and Remainder BOLI) and (b) each of the Parties acknowledges and agrees that it shall have the right hereunder or pursuant to applicable Law to offset any amounts due or owing (or to become due or owing) following the Effective Time to the other party under this Agreement against any amounts due or owing by such other party under any other reinsurance agreement, contract or understanding between the parties, whether in force as of the date hereof or hereafter arising.

ARTICLE VI

REINSURANCE ADMINISTRATION

Section 6.1 Administration. From and after the effective time of the Novation (as defined under the Coinsurance Agreement (COLI and Remainder BOLI)), the Reinsured Policies shall be administered by Cedant in its capacity as administrator under the Administrative Services Agreement (or, if the Administrative Services Agreement is terminated, by Reinsurer or as directed by Reinsurer); provided, that the Reinsurer shall (a) manage the administrative system in connection with determining the Reinsurance Premium and reinsured payments due hereunder and (b) administer the third party reinsurance which inures to the benefit of the Cedant under the terms of the Coinsurance Agreement (COLI and Remainder BOLI) in respect of each Reinsured Policy.

Section 6.2 Monthly Statements. The Parties acknowledge and agree that, beginning on the Closing Date and for so long as the Coinsurance Agreement (COLI and Remainder BOLI) remains in full force and effect, each of the reports, statements, certifications, and any other documents or information furnished by or on behalf of Cedant or Reinsurer pursuant to the Coinsurance Agreement (COLI and Remainder BOLI) shall be deemed furnished by such party and incorporated herein. In addition, concurrently with information required to be furnished by or on behalf of Reinsurer pursuant to the Coinsurance Agreement (COLI and Remainder BOLI), Reinsurer shall deliver to Cedant a report in the form attached hereto as Exhibit C, setting forth a calculation of the Reinsurance Premiums calculated pursuant to Exhibit B attached hereto calculated with sufficient detail to verify the calculations required to be made to compute such reinsurance premiums, reported in the aggregate and on a policy by policy basis, and identifying each Reinsured Policy.

Section 6.3 Claims Reporting. Claims shall be individually reported to each other party as Cedant or Reinsurer receives notice of claims under the Reinsured Policies using a form to be agreed to by the Parties.

ARTICLE VII

TAX

Section 7.1 Tax Classification of Reinsurer. Reinsurer represents that it is a domestic corporation that is subject to taxation under Subchapter L of Chapter 1 of Subtitle A of the Code.

Section 7.2 Tax Information Reporting and Withholding.

(a) Reinsurer and Cedant shall each provide the other party, upon reasonable request, any documentation that is reasonably required to satisfy applicable Tax withholding and reporting obligations.

(b) In connection with such obligations, prior to the Effective Time:

(i) Reinsurer shall provide Cedant with a properly executed IRS Form W-9, in form and substance satisfactory to Cedant, certifying such Reinsurer’s Employer Identification Number and that such Reinsurer is not subject to U.S. federal backup withholding; and

(ii) Cedant shall provide Reinsurer with a properly executed IRS Form W-8BEN-E, in form and substance satisfactory to Reinsurer, confirming that payments to Reinsurer under this Agreement are exempt from taxes imposed under Sections 1441 through 1442 and Sections 1471 through 1474 of the Code.

(c) In the event any IRS Form W-8BEN-E or IRS Form W-9 initially provided may no longer be relied upon, Reinsurer or Cedant, as applicable, shall promptly provide to the other party an updated form that will allow the other party to determine whether any amounts paid hereunder may be subject to withholding or information reporting under applicable Law. Each party agrees that, in the event any payment to the other party is subject to Tax withholding under applicable Law, (w) the payor party shall pay, or make deductions and withholdings in respect of, such withholding Tax upon the earlier of determining in good faith that such payment of, or deduction or withholding in respect of, withholding Tax is required or receiving notice that such amount has been assessed, and shall reduce the amount due to the other party by that amount; (x) the payor party shall pay such withholding Tax to the relevant Governmental Authority in accordance with applicable Law; (y) the withholding Tax so paid to the relevant Tax Authority shall be treated for all purposes of this Agreement as having been paid to the other party; and (z) in the event that the amount of withholding Tax due exceeds the amount payable by payor party to the other party on any Settlement Date, the other party shall pay to the payor party an amount equal to such excess amount; provided that if a party believes it is required by applicable Law to withhold any amount in respect of Taxes from a payment hereunder, it shall provide reasonable prior notice to the other party of its intent to do so and shall reasonably cooperate with the other party to eliminate or reduce any such withholding. If such withholding is made, the payor party shall promptly provide a receipt to the payee party of such withholding and will use commercially reasonable efforts to assist the payee in obtaining any refund permitted by applicable Law.

ARTICLE VIII

ERRORS AND OMISSIONS

Section 8.1 Oversights. Inadvertent delays, oversights, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either party from any Liability that would have attached had such delay, oversight, error or omission not occurred; provided that such error or omission is rectified as soon as reasonably practicable after discovery. Subject to the foregoing, if the failure of either party to comply with any provision of this Agreement is unintentional or the result of a misunderstanding or an inadvertent delay, oversight, error or omission, the parties shall cause such failure to be promptly rectified such that both parties shall be restored as closely as possible to the positions that they would have occupied had such error or oversight not occurred, it being the intention of the parties that in all things coming within the scope of this Agreement Reinsurer shall follow the fortunes of Cedant in accordance with Section 3.4. Nothing in this Section 8.1 shall reduce the rights or obligation of either party under the Coinsurance Agreement (COLI and Remainder BOLI). This Section 8.1 shall not relieve either party of its obligation to perform its obligations hereunder within the time periods specified for such obligations hereunder or as otherwise mutually agreed.

ARTICLE IX

RETENTION AND RECAPTURE

Section 9.1 Retention. Cedant shall have no net retention requirement in connection with the Reinsured Policies.

Section 9.2 Recapture; Termination.

(a) Cedant shall have the unilateral right, exercisable in its sole discretion, to terminate this Agreement and recapture liabilities ceded hereunder by providing Reinsurer with written notice of its intent to effectuate such recapture (the “Recapture Notice”) (i) following the occurrence of a Triggering Event and until such Triggering Event has been cured or (ii) at any time following     , for any reason. The Recapture Notice shall specify the effective date of such termination and recapture, which shall be no earlier than the date of the Recapture Notice (or, in the case of a recapture pursuant to Section 9.2(a)(i), ninety (90) days following the date of the Recapture Notice).

(b) The Reinsurer or the Cedant may provide written notice of its desire to terminate this Agreement by giving at least ninety (90) day written notice of termination to the other party pursuant to Section 17.3, and such Agreement shall be terminated subject to the mutual agreement of the other party, subject to any approvals, non-objections, filings and notifications of or with Governmental Authorities. During such ninety (90) day period, the Cedant will continue to cede and the Reinsurer will continue to accept policies covered under the terms of this Agreement. All provisions of this Agreement will survive its termination to the extent necessary to carry out its purpose.

(c) If Cedant (or any successor by operation of law of Cedant, including, but not limited to, any receiver, liquidator, rehabilitator, conservator or similar Person of Cedant) fails to pay Reinsurer any material amount due under this Agreement and such failure continues for sixty (60) days following Reinsurer’s delivery of notice of such failure to Cedant, Reinsurer may give Cedant written notice that the reinsurance coverage hereunder shall terminate (a “Termination Notice”); provided, however, that no good faith dispute in respect of such amounts is pending; provided, further, that the Cedant may not force termination through non-payment of reinsurance premiums to avoid this Agreement’s requirements or to transfer the Reinsured Policies to another party. Upon such termination by Reinsurer (a “Reinsurer Termination”), Cedant shall terminate this Agreement and recapture liabilities ceded hereunder. In the case of a Reinsurer Termination pursuant to this Section 9.2(c), the Termination Effective Date shall occur on the date provided for by Reinsurer in the Termination Notice; provided that such date shall be at least ten (10) Business Days following the delivery of such Termination Notice. Reinsurer’s right to effectuate a Reinsurer Termination under this Section 9.2(c) is in addition to any other right or remedy of Reinsurer provided under this Agreement, or now or hereafter existing at law or in equity, and the failure to exercise such termination right shall not be deemed a waiver or relinquishment by Reinsurer of any of its other rights or remedies and shall not prejudice its right to collect premiums and applicable interest for the period reinsurance was in force, through and including all notice periods.

Section 9.3 Triggering Event. For purposes of this Agreement, “Triggering Event” means each of the following:

(a) an Insolvency Event of Reinsurer;

(b) a failure of Cedant to obtain full statutory financial statement credit in respect of this Agreement in any applicable jurisdiction occurs that continued past the later of (i) twenty (20) Business Days following the date Reinsurer becomes aware of the occurrence of such failure and (ii) the end of the calendar quarter during which such loss of financial statement credit occurred and has not subsequently been cured; provided that Cedant shall not permitted to recapture under this sub-clause (b) unless it has reasonably cooperated with Reinsurer to cure such failure prior to such date (including, if reasonably requested by Cedant, by using commercially reasonable efforts to try to facilitate a meeting with the Reinsurer and the applicable insurance regulator in the state in which such failure to obtain financial statement credit is applicable);

(c) Reinsurer fails to pay Cedant any material amount due under this Agreement and such failure continues for sixty (60) days following Cedant’s delivery of notice of such failure to Reinsurer; provided, however, that no good faith dispute in respect of such amounts is pending; or

(d) Reinsurer fails to be licensed or authorized to conduct business of a reinsurance company in its jurisdiction of domicile and such failure is not cured within sixty (60) days of Reinsurer’s awareness of such failure.

Section 9.4 Effect of Termination and Recapture.

(a) In the event of a recapture or termination of this Agreement, (a) the parties shall effect a net settlement of Reinsurance Premiums and amounts due by Reinsurer pursuant to Section 5.1 for the monthly accounting period in which the Termination Effective Date occurs and (b) the Reinsurer shall pay to Cedant an amount equal to the unearned premiums (net of any allowances and policy fees, if applicable) as of the Termination Effective Date Such payments shall be paid no later than thirty (30) days following the Termination Effective Date.

(b) The Reinsurer shall be liable for its quota share of     percent (   %) of (i) the death benefits under the Reinsured Policies paid by the Cedant (calculated in accordance with the Reinsured Net Amount at Risk) incurred under Reinsured Policies prior to the date of termination plus (ii) any interest paid by the Cedant in respect of such death benefits, unless the parties mutually decide otherwise or as specified otherwise in this Agreement. All provisions of this Agreement will survive its termination to the extent necessary to carry out its purpose.

ARTICLE X

LIABILITY

Section 10.1 Commencement of Liability. The Reinsurer’s liability shall begin on the Effective Date. The liability of the Reinsurer shall terminate simultaneously with that of the Cedant, unless this Agreement is terminated earlier in accordance with its terms. The Reinsurer shall be liable to the Cedant in the same manner as the Cedant is liable on the particular Reinsured Policy, to the extent the terms and conditions applicable to the Reinsured Policy are not contrary to the terms and conditions of this Agreement.

ARTICLE XI

CLAIMS

Section 11.1 Claims Payment. The Reinsurer will be liable to the Cedant for its share of the benefits owed under the express contractual terms of the Reinsured Policies and as specified under the terms of this Agreement. The Reinsurer will not be liable under this Agreement for any ex gratia payments made by the Cedant (i.e., payments the Cedant is not required to make under the Reinsured Policy terms) or any Extra-Contractual Obligations (as defined in the Coinsurance Agreement (COLI and Remainder BOLI)) (provided, that nothing herein is intended to alter the Parties’ respective obligations under the Coinsurance Agreement (COLI and Remainder BOLI)).

Section 11.2 Expenses Excluded. Cedant shall only bear expenses in connection with the Reinsured Policies as contemplated by the Coinsurance Agreement (COLI and Remainder BOLI), Master Transaction Agreement and the other Ancillary Agreements; provided, further, that nothing in this Agreement requires the Reinsurer to reimburse any such expenses borne by Cedant:

(a) investigative or administrative expenses of Cedant;

(b) salaries of employees or other internal expenses of Cedant;

(c) expenses incurred by Cedant in performing its duties and obligations under the Administrative Services Agreement;

(d) amounts paid by Cedant to Nautilus Management Services, Inc. under the terms of the Nautilus Administrative Services Agreement (as defined in the Coinsurance Agreement (COLI and Remainder BOLI));

(e) the Expense Allowance (as defined in the Coinsurance Agreement (COLI and Remainder BOLI)) paid by Cedant to Reinsurer pursuant to the Coinsurance Agreement (COLI and Remainder BOLI); or

(f) expenses incurred by Cedant in connection with a dispute or contest arising out of conflicting claims of entitlement to Reinsured Policy proceeds or benefits.

ARTICLE XII

INSOLVENCY

Section 12.1 Insolvency of Cedant.

(a) In the event of the insolvency of Cedant, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by Reinsurer on the basis of the liability of Cedant under the Reinsured Policies reinsured hereunder without diminution because of the insolvency of Cedant. In the event of insolvency and the appointment of a liquidator, receiver or statutory successor of Cedant, such payments by Reinsurer shall be made directly to Cedant or its liquidator, receiver or statutory successor.

(b) It is agreed and understood, however, that in the event of the insolvency of Cedant, the liquidator, receiver or statutory successor of Cedant shall give written notice of the pendency of a claim against Cedant in connection with a Reinsured Policy within a reasonable period of time after such claim is filed in the Insolvency Proceedings and that, during the pendency of such claim, Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to Cedant or its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by Reinsurer shall be chargeable, subject to court approval, against Cedant as part of the expenses of liquidation to the extent of a proportionate share of the benefit which may accrue to Cedant solely as a result of the defense undertaken by Reinsurer.

Section 12.2 Insolvency of Reinsurer. Without limitation of Section 5.7, in the event of the insolvency of Reinsurer, all amounts due but not paid to Reinsurer by Cedant on such date under this Agreement, regardless of the date on which they became due, and all amounts which become due to Reinsurer by Cedant after that date under this Agreement may be retained by Cedant and set off against the amounts due by Reinsurer under this Agreement, whether they were due before the insolvency or became due after. The balance of such retained amounts (after giving effect to any applicable set-offs), if any, shall only be payable by Cedant to Reinsurer at the expiry of all liability under this Agreement.

ARTICLE XIII

REINSURANCE CREDIT

Section 13.1 Credit for Reinsurance. The parties intend that the Cedant will receive statutory reserve credit in its jurisdiction of domicile for reinsurance provided under this Agreement. The parties agree to use reasonable efforts to ensure that such reserve credit will remain available to the Cedant.

ARTICLE XIV

ACCESS

Section 14.1 Right of Inspection and Audit. Cedant and Reinsurer shall maintain the Applicable Books and Records held by them (i) in accordance with any and all applicable Laws and (ii) with a degree of care and diligence similar to that used in the internal record retention procedures and policies for its other businesses for its own account. Not more than once per calendar year, at reasonable times and upon reasonable advance notice to the other party and during normal business hours and subject to the rules applicable to visitors at the other party’s offices generally, the requesting party and its designated Representatives and, if the requesting party is Reinsurer, any subcontractors, at their sole cost and expense, shall have (a) the right to inspect and audit, in accordance with security measures reasonably required by the other party, the Applicable Books and Records of the other party, including the payment of the Reinsurer’s obligations hereunder and the administration of the Reinsured Policies to be performed by Cedant and Reinsurer, as applicable, and (b) reasonable access to appropriate personnel of the other party, in each case for such period as any provision of this Agreement is in effect or as such requesting party reasonably needs access to such records for regulatory, Tax or similar purposes; provided, however, that (i) such inspection, audit and access shall not unreasonably interfere with the conduct of the business of the applicable party, (ii) the requesting party shall comply with all applicable Laws with respect to the use and disclosure of such Applicable Books and Records and other information obtained in connection therewith and (iii) no party shall be required to make available to a requesting party any document or information if such party determines, in its reasonable judgment, that doing so would contravene applicable Law, any fiduciary duty or a Contract or obligation of confidentiality owing to a non-Affiliated Person, jeopardize the protection of an attorney-client, attorney work product or other similar protection, privilege or immunity, or expose such party to liability for disclosure of sensitive or Personal Information; it being understood that such party shall use commercially reasonable efforts to obtain waivers or make other arrangements (including redacting information to the extent not unduly burdensome) that would enable any such item to be made available for review by the requesting party without contravening applicable Law or obligation, destroying such privilege or exposing such party to such liability; provided, further, however, that a party’s right to inspect the other party’s Applicable Books and Records and access personnel of the other party shall not apply during the pendency of any related litigation between the parties including their Affiliates. Notwithstanding the foregoing, (a) in the event that the other party materially breaches its obligations under this Agreement, upon delivery of notice from the inspecting party to the other party of the alleged material breach, together with reasonable supporting detail in respect thereof, either party shall have the right of inspection and audit provided for in this Section 14.1 not more than once per calendar quarter during the pendency of such breach and (b) either party shall have the right of inspection and audit more frequently if necessary to respond to a request received from a Governmental Authority upon delivery of notice to the other party, together with reasonable supporting detail in respect thereof.

ARTICLE XV

DURATION OF AGREEMENT

Section 15.1 Termination. This Agreement shall commence at the Effective Time and continue in force until the termination date (the “Termination Date”), which shall occur at such time as (a) Cedant’s liability arising out of all Reinsured Policies reinsured hereunder is terminated in accordance with their respective terms and the Parties have received payments which discharge such liability in full in accordance with the provisions of this Agreement, (b) the Coinsurance Agreement (COLI and Remainder BOLI) is recaptured or terminated or (c) as provided in Article IX. For the avoidance of doubt, the effective date of such recapture or termination is the “Termination Effective Date”.

Section 15.2 Effect of Termination. Following a recapture or termination under this Agreement, subject to the payment and other survival obligations described in Article IX, both parties will be fully and finally released from all rights and obligations under this Agreement in respect of the Reinsured Policies, other than (i) any payment obligations due hereunder prior to the Termination Effective Date but still unpaid on such date, (ii) any obligations under the provisions of this Agreement that expressly survive termination.

ARTICLE XVI

INDEMNIFICATION

Section 16.1 Reinsurer’s Obligation to Indemnify. Reinsurer shall defend, indemnify and hold harmless Cedant, its Affiliates and their respective Representatives, successors and assigns (“Cedant Indemnified Parties”) from and against any Losses imposed on, sustained, incurred or suffered by any of Cedant Indemnified Parties, to the extent resulting from (a) any breach by Reinsurer of the covenants and agreements of Reinsurer contained in this Agreement and (b) enforcement of this indemnity.

Section 16.2 Cedant’s Obligation to Indemnify. Cedant shall defend, indemnify and hold harmless Reinsurer, its Affiliates and their respective Representatives, successors and assigns (“Reinsurer Indemnified Parties”) from and against any Losses imposed on, sustained, incurred or suffered by any of Reinsurer Indemnified Parties, to the extent resulting from (a) any breach by Cedant of the covenants and agreements of Cedant contained in this Agreement and (b) enforcement of this indemnity.

Section 16.3 Indemnification Procedures. In respect of any claim for indemnification hereunder, the procedures and requirements set forth in Sections 16.03, 16.04, and 16.05 of the Coinsurance Agreement (COLI and Remainder BOLI), shall, to the extent applicable, apply mutatis mutandis to this Article XVI.

ARTICLE XVII

MISCELLANEOUS

Section 17.1 Parties to this Agreement. This Agreement is solely between Cedant and Reinsurer, and performance of the obligations of each Party under this Agreement shall be rendered solely to the other Party. Except as set forth in Article XVI, in no instance shall anyone other than Cedant or Reinsurer and their respective successors and permitted assigns have any rights under this Agreement. The acceptance of reinsurance hereunder shall not create any right or legal relation whatever between Reinsurer and the owner, the insured or any beneficiary under any Reinsured Policy reinsured hereunder.

Section 17.2 Entire Agreement. This Agreement (including the exhibits and schedules hereto), the Master Transaction Agreement, and the other Ancillary Agreements constitute the entire agreement among the parties and their respective Affiliates with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings, agreements and understandings, oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 17.3 Notices. Any notice, request, demand, waiver, consent, approval or other communication required or permitted to be given by any party hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand, (b) sent by email (with confirmation of transmission), (c) sent by registered or certified mail, postage prepaid, or (d) sent by a standard overnight courier of national reputation (with written confirmation of delivery). Any such notice shall be deemed given when so delivered personally, or if sent by email, on the date received (provided that any notice received after 5:00 p.m. (addressee’s local time) shall be deemed given at 9:00 a.m. (addressee’s local time) on the next Business Day), or if mailed, on the date shown on the receipt therefor, or if sent by overnight courier, on the date shown on the written confirmation of delivery. Such notices shall be given to the following addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):

To Reinsurer:

Delaware Life Insurance Company

[●]

[●]

Attention:   [●]

Email: [●]

with a concurrent copy (which shall not constitute notice to Reinsurer for the purposes of this Section 17.3) to:

Delaware Life Insurance Company

[●]

[●] Attention: General Counsel

Email:

with a concurrent copy (which shall not constitute notice to Reinsurer for the purposes of this Section 17.3) to:

To Cedant:

Somerset Reinsurance Ltd.

[●]

[●]

Attention:   [●]

Email: [●]

with a concurrent copy (which shall not constitute notice to Cedant for the purposes of this Section 17.3) to:

and

Any party may, by notice given in accordance with this Section 17.3 to the other party, designate another address or Person for receipt of notices hereunder.

Section 17.4 Waivers and Amendment. This Agreement may only be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by both parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 17.5 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under it may be directly or indirectly assigned, delegated, sublicensed or transferred by either of the parties, in whole or in part, to any other Person (including any bankruptcy trustee) by operation of law or otherwise, whether voluntarily or involuntarily, without the prior written consent of the other party, and any attempted or purported assignment in violation of this Section 17.5 will be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 17.6 No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns and any indemnified parties as set forth in Article XII.

Section 17.7 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement or the negotiation, execution and delivery or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) (collectively, the “Disputes”) shall be governed by and construed in accordance with the Laws of the State of New York, without respect to its applicable principles of conflicts of laws that might require the application of the Laws of another jurisdiction provided that the substantive laws of the Cedant’s domiciliary jurisdiction shall govern all matters relating to the statutory reserve financial statement credit to be received by Cedant in such Cedant domiciliary jurisdiction for the reinsurance provided under this Agreement.

Section 17.8 Arbitration. All Disputes between the parties in respect to this Agreement, other than any Dispute in respect of Article IV or Article XI, shall be resolved pursuant to the terms of this Section 17.8.

(a) Cedant and Reinsurer shall attempt in good faith to negotiate a mutually acceptable solution to any Dispute arising out of or relating to this Agreement or the breach thereof before resorting to arbitration in the manner set out below. Where Cedant and Reinsurer fail to reach a mutually acceptable solution within thirty (30) days of the commencement of discussions, then either Cedant or Reinsurer may initiate arbitration as the sole dispute resolution process regarding such Dispute. Cedant and Reinsurer intend that the arbitrators will make their decision with a view to effecting the intent of this Agreement.

(b) To initiate arbitration, one party (the “Petitioner”) will notify the other (the “Respondent”) in writing of its desire to arbitrate, stating the nature of its Dispute, the remedy sought and the name of its party-appointed arbitrator. The Respondent shall respond to the notification in writing within thirty (30) days, and in its response it shall name its party-appointed arbitrator. If the Respondent fails to name its arbitrator within the allotted time, the Petitioner shall appoint both arbitrators. The two arbitrators shall select a third arbitrator within thirty (30) days of the date on which the latter of the two (2) such arbitrators was appointed. Should the two arbitrators selected by the parties not be able to agree upon the choice of a third, then the parties shall each name four (4) arbitrators from the Certified Umpires List maintained by the AIDA Reinsurance and Insurance Arbitration Society (“ARIAS●U.S.”). Beginning with the Respondent, each party shall eliminate one (1) arbitrator from the eight (8) listed until one (1) arbitrator remains. If this arbitrator declines to serve, the arbitrator last eliminated will be approached to serve. This process shall be repeated until an arbitrator has agreed to serve as the third arbitrator.

(c) All three (3) arbitrators must be disinterested persons designated as Certified Professionals by ARIAS●U.S. with not less than ten (10) years’ experience as present or former (i) officers of life, health and accident insurance companies or life, health and accident reinsurance companies specializing in retirement or mutual fund products or (ii) persons advising the life, health and accident insurance or life, health and accident reinsurance business in a professional capacity, excluding however, past or present officers, advisers or employees of Cedant and Reinsurer or their respective Affiliates. If an arbitrator, subsequent to his or her appointment, is unwilling or unable to act, a new arbitrator shall be appointed to replace him or her by the same procedure by which he or she was appointed. All costs of the arbitration and expenses and fees of the arbitrators shall be borne equally by the parties, unless otherwise ordered by the arbitrators.

(d) The arbitration shall take place at a location in Stamford, Connecticut unless otherwise agreed to in writing by both Cedant and Reinsurer. The arbitrators shall have power to fix by a notice in writing to the parties involved a reasonable time and location for the arbitration hearing and may prescribe all procedural rules relating to the course and conduct of the arbitration.

(e) The written decision of a majority of the arbitrators shall be final and binding on Cedant and Reinsurer and their respective successors and assigns. The parties shall cooperate to ensure that the arbitrators use their best efforts to render a written award within three (3) months of the arbitration hearing, unless both parties agree otherwise; provided that the failure of the arbitrators to render such decision within the three (3) month period shall not be grounds for challenging or contesting in any respect the validity or enforceability of any written decision.

(f) The panel is empowered to grant interim relief as it may deem appropriate. Notwithstanding the foregoing, nothing in this Agreement shall prevent either party from seeking provisional measures from the federal courts of the United States located in the Southern District of the State of New York or, if such courts do not have jurisdiction over a particular matter, the state courts of the State of New York sitting in New York County (“New York Courts”) and any appellate court from any decision thereof, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

(g) Each of Cedant and Reinsurer consents to the exclusive jurisdiction and venue of the New York Courts and any appellate court from any decision thereof for purposes of any actions or proceedings in connection with the arbitration, including proceedings to compel arbitration or to seek interim relief in aid of arbitration, and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued hereunder. For the avoidance of doubt, Cedant and Reinsurer shall have the right to seek and obtain in such courts provisional relief prior to the panel being fully formed pursuant to this Section 17.8, including prior to the commencement of the arbitration proceeding.

(h) Notwithstanding the foregoing provisions of this Section 17.8, in the event of any Dispute, where the amount in Dispute is     dollars ($    ) or less, between Reinsurer (or its successor in interest) and Cedant (or its successors in interest), arising out of or relating to the provisions of this Agreement or any transaction hereunder, such Dispute shall be submitted to arbitration in accordance with the ARIAS●U.S. Streamlined Rules for Small Claim Disputes, as amended or supplemented from time to time, and such rules shall govern the resolution of such Dispute.

Section 17.9 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTY NOR ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY,

AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 17.9. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 17.10 Specific Performance. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without posting bond or other undertaking, the parties shall be entitled to injunctive or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties further agree that (a) by seeking any remedy provided for in this Section 17.10, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement, and (b) nothing contained in this Section 17.10 shall require any party to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 17.10 before exercising any other right under this Agreement.

Section 17.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by scanned image or other electronic means, including files in.pdf or.jpeg or generally recognized e-signature technology (e.g., DocuSign or Adobe Sign) intended to preserve the original graphic or pictorial appearance of a document.

Section 17.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

Section 17.13 Incontestability. In consideration of the covenants and agreements contained herein, each party hereby agrees that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each party hereby agrees that it shall not contest in any respect the validity or enforceability hereof.

Section 17.14 Expenses. Except as otherwise expressly provided herein, Reinsurer and its Affiliates, on the one hand, and Cedant and its Affiliates, on the other, shall each bear their respective direct and indirect fees, costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of their respective Representatives.

Section 17.15 Waiver of Duty of Utmost Good Faith. With respect to the reinsurance relationships and transactions among the parties and their Affiliates contemplated by this Agreement, each party absolutely and irrevocably waives resort to the duty of “utmost good faith” or any similar principle in connection with the negotiation or execution of this Agreement. Except to the extent covered by an express representation or warranty contained in this Agreement, Reinsurer acknowledges and agrees that (a) it is entering into this Agreement notwithstanding the existence or substance of any information not disclosed to it by Cedant and (b) Reinsurer is assuming the risk of the existence and substance of any such information. Notwithstanding anything to the contrary contained in this Agreement, each party agrees that it does not waive any such duty of “utmost good faith” or any similar principle relating to the conduct of the parties under this Agreement after the date of this Agreement.

Section 17.16 Treatment of Confidential Information. Cedant and Reinsurer (each, the “Receiving Party”) hereby covenant and agree, each on behalf of itself and on behalf of its Affiliates, that from and following the Closing, the Receiving Party and its Affiliates will not disclose, give, sell, use or otherwise divulge any Confidential Information of the other party (the “Disclosing Party”) for any purpose or permit their respective Representatives to do the same, except that each Receiving Party may disclose such Confidential Information or portions thereof (a) if legally compelled to do so, (b) to the extent necessary for the performance of such Receiving Party’s obligations under this Agreement, the Master Transaction Agreement or the other Ancillary Agreements, (c) to the extent necessary for the enforcement of the rights of such Receiving Party and its Affiliates under this Agreement, the Master Transaction Agreement or the other Ancillary Agreements, (d) to those of such Receiving Party’s Affiliates, and to their respective Representatives who need to know such information for the foregoing purposes, (e) as required under any applicable Law or in the event a party receives a subpoena, regulatory request or court order for such disclosure (or reasonably determines that such disclosure is necessary or appropriate in connection with any filing or submission with, or disclosure to, a Governmental Authority having jurisdiction over the applicable party), (f) as might be necessary for Tax or financial reporting purposes or during the course of external audits, (g) to its retrocessionaires in connection with its retrocession or hedging of any portion of the risks ceded hereunder solely to the extent necessary to effectuate such retrocession or hedging arrangement, so long as any such retrocessionaires are bound to written confidentiality obligations in respect thereof that are substantially similar to those contained herein, or (h) if the Disclosing Party gives its prior written consent to such disclosure. If the Receiving Party or its Affiliates, or any of their respective Representatives become legally compelled to disclose any Confidential Information, the Receiving Party shall provide the Disclosing Party with prompt written notice of such requirement so that the Disclosing Party may seek a protective order or other remedy or waive compliance with this Section 17.16. In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance with this Section 17.16, the Receiving Party or its Affiliates or their respective Representatives, as applicable, shall furnish only that portion of Confidential Information which is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that appropriate confidential treatment will be accorded to the Confidential Information. Each Receiving Party shall be responsible for any breach of the obligations regarding Confidential Information by its Representatives or its Affiliates that receive or have access to Confidential Information. Notwithstanding anything to the contrary herein, in the event of a conflict between the covenants and agreements relating to confidentiality and use of confidential information in this Agreement and the covenants and agreements relating to confidentiality and use of confidential information in the Master Transaction Agreement, the provisions of the Master Transaction Agreement shall control.

Section 17.17 Sanctions. In no event shall either party be required to make any payment hereunder to the extent that such payment would expose such party to any sanction, prohibition or restriction under United Nations resolutions or the trade or economic sanctions, laws or regulations of Bermuda or the United States of America.

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IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the date first set forth above.

DELAWARE LIFE INSURANCE COMPANY

By:
Name:
Title:

SOMERSET REINSURANCE LTD.

By:
Name:
Title:

[Signature Page to YRT Reinsurance Agreement (COLI)]

Exhibit A

Inforce Policies

Exhibit B

Monthly Reinsurance Premiums Per Reinsured Policy

Premium rates as % of 2015 VBT ALB M/F NS/S tables:

Non-smoker:    %

Smoker:    %

Premium rates will be charged on the basis of     percent (   %) of the Reinsured Net Amount at Risk attributable to a Reinsured Policy. “Reinsured Net Amount at Risk” shall be an amount equal to (a) the death benefit elected by a policyholder in respect of a Reinsured Policy less (b) (i) the gross cash surrender value (which, for the avoidance of doubt, includes both the general account and separate account) of such Reinsured Policy, and less (ii) any net amount at risk ceded by the Cedant to reinsurers under other reinsurance which inures to the benefit of the Cedant under the terms of the Coinsurance Agreement (COLI and Remainder BOLI) in respect of such Reinsured Policy.

Exhibit C

Form of Monthly Statement